BDO

Tel : +852 2541 5041
Fax: +852 2815 2239
www.bdo.com.hk

電話：+852 2541 5041
傳真：+852 2815 2239
www.bdo.com.hk

25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong

香港干諾道中111號
永安中心25樓

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
United States of America

July 5, 2011
Our ref: 074598/ah0611/0507

Dear Sirs

RE: MAN SHING AGRICULTURAL HOLDINGS, INC.

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 30, 2011, to be filed by our former client, Man Shing Agricultural Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our firm.

Yours faithfully
BDO Limited

FYL/ETT/PCM/kc